Exhibit 99.1

CONTACTS:	R. Brian Hanson
Chief Financial Officer
Input/Output (281) 879-3672

Jack Lascar / Karen Roan
DRG&E (713) 529-6600
I/O REPORTS SECOND QUARTER 2007 RESULTS
Year-on-year revenues increase 17% to $165 million
Company maintains 2007 earnings guidance
HOUSTON — August 8, 2007 — Input/Output, Inc. (NYSE: IO) today announced second quarter 2007 net income of $7.1 million, or $0.08 per diluted share, on revenues of $165.2 million compared to net income of $14.4 million, or $0.16 per diluted share, on revenues of $141.0 million for the same period a year ago. During the quarter, the Company shipped 9 of the 14 system order awarded last December by ONGC. However, because of certain provisions in the contract, $1.7 million, or approximately $0.02 diluted earnings per share, was deferred until later this year. Second quarter results also included a $1.0 million charge associated with a lawsuit by a former employee.
     Bob Peebler, President and Chief Executive Officer of I/O, said, “We are particularly pleased with a strong second quarter performance, especially in our Marine Imaging Systems Division and our Concept Systems data management solutions groups. Three major strategic milestones were accomplished during the quarter. First, we shipped a significant portion of the ONGC land systems, including several thousand VectorSeis® stations. In addition, although delayed by serious flooding in East Texas, the second survey using FireFly® equipment was successfully completed for Apache in mid-June. The raw data is excellent and is currently in the early processing stages. We are still on schedule for a full commercial FireFly offering in late 2007 or most likely early 2008. Lastly, we entered into a joint venture with Reservoir Innovation AS and Hydro Technology Ventures to develop and market a full-wave seismic system to permanently monitor offshore oil and gas reservoirs. As expected, the mix of our business for the quarter has generated earnings that are below that of prior year and, as stated in last quarter’s conference call, we continue to project the majority of our earnings to occur during the second half of 2007. We are starting to see improvements in our land system margins and a very robust marine business that will likely continue to grow. The lumpiness of our business makes quarter-over-quarter comparisons difficult, but we believe when the full year is rolled up we will see significant progress in all categories, including the individual margins of each business-line and our over-all financial results.”
SECOND QUARTER 2007
     Revenues increased 17% to $165.2 million from the second quarter of 2006, with I/O Systems division sales increasing 45% to $136.6 million. This gain was partially offset by a reduction in sales at our I/O Solutions (GXT) division, which generated $28.6 million compared to $47.0 million in the same period a year ago. This reduction was primarily a result of the timing of data library sales and multi-client activities partially offset by strong proprietary data processing sales. We expect solid growth in our processing business for the balance of the year.
     Marine Imaging Systems revenues continue to be robust with $35.7 million compared to $38.5 million a year ago. Strong DigiCOURSE® positioning and source product sales substantially offset a large VSO order in the same period last year improving year-over-year profitability.
     Land Imaging Systems revenues increased 81 percent to $90.3 million from $49.8 million a year ago, driven by stronger than expected vibroseis truck sales and the delivery of 9 of the 14 systems for the ONGC order. The Company expects the ONGC order to be fully delivered by the end of the third quarter of 2007. Gross margins in Land Imaging Systems decreased slightly during the second quarter driven by the overall mix of lower margin vibroseis trucks.
     Gross margin for the second quarter was 28 percent, improving from 23 percent in the first quarter, but down compared to 33 percent for the same quarter a year ago. The year-over-year difference is mainly a reflection of business mix, including a very large and high margin data library sale in the second quarter of 2006. The second quarter of 2007 also had a large component of lower margin vibroseis trucks that was only partially offset by very strong margins in our Marine Imaging Systems and Concept Systems data management solutions groups.

     Operating expenses for the second quarter were 21 percent of revenues as compared to 21 percent of revenues for the second quarter of 2006 and 19 percent of revenues in the first quarter of 2007. The second quarter operating expenses as a percentage of revenues declined despite a $4.9 million increase in R&D, as compared to the same period prior year.
     Income from operations in the second quarter fell to $11.5 million compared to $17.4 million in the second quarter of 2006. EBITDA (earnings before net interest expense, taxes, depreciation and amortization) for the second quarter declined to $21.2 million compared to $29.2 million in the second quarter of 2006. A reconciliation of EBITDA to reported earnings can be found at the end of this press release.
YEAR TO DATE 2007

     Revenues for the first six months ended June 30, 2007 increased 45 percent to $330.2 million compared to $227.3 million for the first six months of 2006. Gross margin for the first six months of 2007 declined to 25 percent compared to 31 percent in the comparable period of 2006. Included in the $103 million in year-over-year revenue is an aggregate $34 million in revenue with an average margin of 8% that represents unique and one time transactions that include the first FireFly system being used by Apache and BP, a strategic risk-sharing multi-client project and the sale of a VSO replacement cable for the original VSO system. This unusual grouping of special items has had a distorting effect on the overall gross margins of the business.
     EBITDA for the first six months was $41.6 million compared to $34.8 million in the same period of 2006. Income from operations for the first half of 2007 was $17.5 million compared to $16.3 million in the first half of 2006. For the first six months of 2007, I/O reported net income of $10.1 million, or $0.12 per diluted share, compared to net income of $11.0 million, or $0.14 per diluted share, for the first six months of 2006.
OUTLOOK
     The following statements are based on our current expectations. These statements are forward looking and actual results may differ materially. Factors affecting these forward-looking statements are detailed below.
     Brian Hanson, Executive Vice President and Chief Financial Officer of I/O, commented, “Based on our first-half results and our current pipeline of business, we are reiterating the earnings guidance we provided on February 28, 2007, although increasing our revenue guidance as the overall mix of business is different than originally anticipated. We now expect 2007 consolidated revenues to range between $660 and $710 million, with much of the projected incremental revenue growth being driven by higher than anticipated sales in vibroseis vehicles, marine positioning and source products and strong performance in our Concept Systems data management solution segment. In addition, we expect consolidated gross margin rate to decrease from our original guidance as a result of the strategic, low margin multi-client survey mentioned in our last earnings call, the first FireFly system sale and the overall mix of our business.

Accordingly, we continue to anticipate 2007 earnings to be between $0.45 and $0.60 per diluted share. We expect earnings to remain back-end loaded due to timing issues related to permitting and other operational considerations for I/O Solutions (GXT’s) multi-client business, the influence of natural budgeting cycles on our data library business, and the delivery of the fourth VSO system to RXT later this year.”
CONFERENCE CALL
     I/O has scheduled a conference call for Thursday, August 9, 2007, at 9:30 a.m. Eastern Time. To participate in the conference call, dial 303-262-2142 at least 10 minutes before the call begins and ask for the Input/Output conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until August 22, 2007. To access the replay, dial 303-590-3000 and use pass code 11093938.
     Investors, analysts and the general public will also have the opportunity to listen to the conference call live over the Internet by visiting www.i-o.com. Also, an archive of the web cast will be available shortly after the call on the company’s website.
About I/O
I/O is a leading, technology-focused seismic solutions provider. The company provides cutting-edge seismic acquisition equipment, software, planning and seismic processing services and data libraries to the global oil and gas industry. I/O’s technologies are applied in both land and marine environments, in traditional 2D and 3D surveys, and in rapidly growing areas like time-lapse (4D) reservoir monitoring and full-wave imaging. Headquartered in Houston, Texas, I/O has regional offices in Canada, Latin America, Europe, China, Russia, Africa and the Middle East. Additional information is available at http://www.i-o.com.
The information included herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements concerning estimated revenues, earnings and earnings per share for fiscal 2007, and estimated gross margins, EBITDA and operating expenses as a percentage of revenue for fiscal 2007, future sales and market growth, and other statements that are not of historical fact. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include the timing and development of the Company’s products and services and market acceptance of the Company’s new and revised product offerings; risks associated with competitor’s product offerings and pricing pressures resulting therefrom; the relatively small number of customers that the Company currently relies upon; the fact that a significant portion of the Company’s revenues is derived from foreign sales; the risks that sources of capital may not prove adequate; the Company’s inability to produce products to preserve and increase market share; collection of receivables; and technological and marketplace changes affecting the Company’s product line. Additional risk factors, which could affect actual results, are disclosed by the Company from time to time in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2006.
Tables to follow

INPUT/OUTPUT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
	(In thousands, except per share amounts)

Product revenues	$135,861	$92,829	$259,341	$158,478
Service revenues	29,295	48,162	70,860	68,862

Total net revenues	165,156	140,991	330,201	227,340

Cost of products	98,548	67,032	191,437	113,568
Cost of services	21,136	27,001	55,312	43,052

Gross profit	45,472	46,958	83,452	70,720

Operating expenses:
Research and development	13,042	8,189	23,161	15,270
Marketing and sales	9,608	10,470	20,245	18,645
General and administrative	11,316	10,906	22,596	20,539

Total operating expenses	33,966	29,565	66,002	54,454

Income from operations	11,506	17,393	17,450	16,266
Interest expense	(1,800)	(1,426)	(3,253)	(2,825)
Interest income	524	567	1,139	887
Other expense	(420)	(603)	(647)	(622)

Income before income taxes and change in accounting principle	9,810	15,931	14,689	13,706
Income tax expense	2,145	971	3,349	1,913

Net income before change in accounting principle	7,665	14,960	11,340	11,793
Cumulative effect of change in accounting principle	—	—	—	398

Net income	7,665	14,960	11,340	12,191
Preferred stock dividends and accretion	589	600	1,191	1,165

Net income applicable to common shares	$7,076	$14,360	$10,149	$11,026

Basic net income per share:
Net income per basic share before change in accounting principle	$0.09	$0.18	$0.13	$0.13
Cumulative effect of change in accounting principle	—	—	—	0.01

Net income per basic share	$0.09	$0.18	$0.13	$0.14

Diluted net income per share:
Net income per diluted share before change in accounting principle	$0.08	$0.16	$0.12	$0.13
Cumulative effect of change in accounting principle	—	—	—	0.01

Net income per diluted share	$0.08	$0.16	$0.12	$0.14

Weighted average number of common shares outstanding:
Basic	80,550	79,308	80,384	79,222
Diluted	97,806	98,893	83,379	80,919

INPUT/OUTPUT, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30,	December 31,
	2007	2006

ASSETS

Current assets:
Cash and cash equivalents	$11,539	$17,056
Restricted cash	1,676	1,044
Accounts receivable, net	141,449	167,747
Current portion of notes receivable, net	12,485	6,299
Unbilled receivables	27,383	28,599
Inventories	146,421	115,520
Prepaid expenses and other current assets	17,278	9,854

Total current assets	358,231	346,119
Notes receivable	1,126	4,968
Non-current deferred income tax asset	6,914	6,197
Property, plant and equipment, net	37,328	38,129
Multi-client data library, net	44,370	33,072
Investments at cost	4,436	4,254
Goodwill	156,736	156,091
Intangible and other assets, net	60,985	66,306

Total assets	$670,126	$655,136

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Notes payable and current maturities of long-term debt	$7,026	$6,566
Accounts payable	49,016	47,844
Accrued expenses	49,788	50,819
Accrued multi-client data library royalties	24,260	27,197
Deferred revenue	20,266	37,442
Deferred income tax liability	5,909	5,909

Total current liabilities	156,265	175,777
Long-term debt, net of current maturities	87,610	70,974
Non-current deferred income tax liability	3,806	4,142
Other long-term liabilities	4,271	4,588

Total liabilities	251,952	255,481

Cumulative convertible preferred stock	30,000	29,987

Stockholders’ equity:
Common stock	818	810
Additional paid-in capital	501,349	493,605
Accumulated deficit	(112,946)	(123,095)
Accumulated other comprehensive income	5,537	4,859
Treasury stock, at cost	(6,584)	(6,511)

Total stockholders’ equity	388,174	369,668

Total liabilities and stockholders’ equity	$670,126	$655,136

Reconciliation of EBITDA to Net Income
(Non-GAAP Measures)
(In thousands)
(Unaudited)
     EBITDA is a Non-GAAP measurement that is presented as an additional indicator of operating performance and is not a substitute for net income or net income per share calculated under generally accepted accounting principles (GAAP). We believe that EBITDA provides useful information to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to service our debt. The calculation of EBITDA shown below is based upon amounts derived from the company’s financial statements prepared in conformity with GAAP.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Net income applicable to common shares	$7,076	$14,360	$10,149	$11,026
Interest expense	1,800	1,426	3,253	2,825
Interest income	(524)	(567)	(1,139)	(887)
Income tax expense	2,145	971	3,349	1,913
Depreciation and amortization expense.	10,690	12,977	25,950	19,918

EBITDA	$21,187	$29,167	$41,562	$34,795

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